EMPLOYMENT AGREEMENT

PENNSYLVANIA COMMERCE BANCORP, INC. AND

COMMERCE BANK/HARRISBURG, N.A.

MARK A. RITTER

EFFECTIVE DATE October 8, 2007

EMPLOYMENT AGREEMENT

This Agreement is dated effective as of October 8, 2007, by and between PENNSYLVANIA COMMERCE BANCORP, INC., a Pennsylvania corporation (“Holding Company”), and COMMERCE BANK/HARRISBURG, N.A., a national banking association and a wholly-owned subsidiary of Holding Company (“COBH”), and MARK A. RITTER (“Ritter”).

BACKGROUND

Ritter has agreed to accept employment as the Executive Vice President and Chief Operating Officer (“COO”) of Holidng Company and COBH (collectively, “Commerce”).  The Board of Directors of Commerce (the "Board") has determined that the services of Ritter in these capacities will be of value to Commerce. Accordingly, the Board wishes to have Ritter services available to Commerce for at least two (2) years and to provide supplemental benefits to Ritter should his employment with Commerce terminate under certain circumstances or should he die or become disabled before the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the parties agree as follows:

1. Employment and Term of Employment.

1.1 Commerce offers Ritter employment, and Ritter accepts such employment, subject to all the terms and conditions of this Agreement, for a term of two (2) years beginning on the date stated above, and, subject to automatic renewal and extension as stated below and to Commerce's right to terminate his employment as stated below. Notwithstanding anything provided to the contrary, on each Anniversary Date of this Agreement, this Agreement and Ritter’s employment shall automatically be renewed and extended (upon the same terms and conditions) for a new two (2) year term unless written notice by either party is given pursuant to Section 1.2 below. "Term" means the original two (2) year employment period, as well as any renewed or extended periods as provided for in this Agreement. “Anniversary Date” means October 8, 2008, as well as each annual October 8 thereafter if this Agreement is automatically renewed or extended.

1.2 Either party may terminate this Agreement on any Anniversary Date of this Agreement by giving to the other party written notice of termination no later than ninety (90) days before any such Anniversary Date. As a result of the foregoing notice being given to either party, the Term will have one (1) year remaining from the applicable Anniversary Date, subject to the terms and conditions of this Agreement.

2. Services and Duties.

2.1 During the Term, Ritter shall be employed as Executive Vice President and Chief Operating Officer of Commerce and shall have such powers and duties as may from time to time be prescribed by the respective chief executive officers and Boards of Directors of Commerce. Ritter agrees to accept such employment and to devote his full time and efforts to the business and affairs of Commerce and its subsidiaries, if any, and to use his best efforts to promote the interests of Commerce and its subsidiaries.

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3. Compensation.

3.1 Commerce shall pay the following compensation to Ritter for all services to be rendered by him under this Agreement and for all positions held by him during the Term, payable at regular intervals in accordance with Commerce's normal payroll practices now or subsequently in effect:  “base salary" at the rate of not less than $200,000.00 per year, subject to an annual review and subject to such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee. For this Agreement, a “year” shall be deemed to commence on October 8, 2007, and on January 1 of each subsequent calendar year. Compensation for a portion of a year shall be pro-rated. The Board, or the Compensation Committee, may recommend an increase in salary for Ritter, but shall have no obligation to do so.

3.2 During the Term, Commerce will reimburse Ritter for all expenses incurred by Ritter which Commerce determines to be reasonable and necessary (in accordance with its normal reimbursement practices now or subsequently in effect) for Ritter to carry out his duties under this Agreement.

4. Plans and Fringe Benefits.

4.1 During the Term, Ritter shall be entitled to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or hereafter in effect which are generally made available from time to time to executive officers of Commerce. For any period less than a full year during the Term, Ritter shall receive an amount equal to the prorated portion of the compensation payable pursuant to such plan or program.

4.2 During the Term, Ritter shall also be entitled to: (a) participate in all fringe benefits as then in effect that are generally available to Commerce's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage; and (b) such other fringe benefits as the Board, or a designated Committee, shall deem appropriate.

4.3 During the initial Term of this Agreement, Ritter shall receive the stock options, fringe benefits, reimbursements and allowances as described and outlined in Commerce’s Offer of Employment dated April 12, 2007 which is incorporated herein by reference thereto.

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5. Termination by Commerce for Cause.

5.1 Commerce shall have the right at any time to terminate Ritter’s employment, for cause, on thirty (30) days’ prior written notice to Ritter.  For this Agreement, the term “for cause” means only the following:

(i) If at any time during the Term, Ritter is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or

(ii) If at any time during the Term, Ritter willfully violates any of the covenants or provisions of this Agreement including, without limitation, the willful failure of Ritter to perform his duties hereunder or the instructions of the Board after written notice of such instructions (other than any such failure resulting from Ritter incapacity due to illness or disability) or Ritter engages in any conduct materially harmful to Commerce's business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within thirty (30) days subsequent to receiving written notice from the Board advising Ritter of same (which conduct shall be specifically set forth in such notice).

5.2 If Ritter’s employment shall terminate for cause, then Commerce shall pay Ritter his full base salary through the date of termination at the rate in effect at the time notice of termination is given and Commerce shall have no further obligations to Ritter under this Agreement other than to pay Ritter such other compensation as may be due him pursuant to Sections 4.1 and 4.2 above.

6. Disability and Death.

6.1 If Ritter becomes permanently disabled while employed during the Term, then Commerce shall compensate him for the balance of the Term at a rate equal to 70% of his base annual salary at the time he became permanently disabled. Commerce agrees that it will make the payments due under this Section 6.1 on the first day of each month, commencing with the first day of the month following the month in which he is deemed to be permanently disabled, in an amount equal to 1/12 of 70% of his base annual salary at the time he is deemed to be permanent disabled. Such payments shall be reduced each month, however, by the amount of any disability payments made to Ritter under any Commerce-sponsored disability insurance plan.  The amount of the reduction under the preceding sentence shall be computed as if Ritter had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency).  If Ritter becomes permanently disabled as provided in this Section 6, then he shall nonetheless continue, after becoming so disabled and until the end of the Term, to be entitled to receive at Commerce's expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of Commerce, if and to the extent permitted by the respective insurers of such coverage. Until such time as Ritter is deemed to be permanently disabled, Ritter shall continue to receive his full base salary and other compensation and fringe benefits due him under Sections 4.1 and 4.2 above.

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6.2 For this Agreement Ritter shall be deemed to have become "permanently disabled” upon his failure to render services of the character contemplated by this Agreement, because of his physical or mental illness or other incapacity beyond his control, other than his death, for a continuous period of 6 months, or for shorter periods aggregating more than 9 months in any 18 consecutive months.

6.3 If Ritter dies during the Term while employed hereunder, then his employment and his rights to compensation hereunder shall automatically terminate at the close of the calendar week in which death occurs.

7. Termination by Commerce without Cause and Termination for Good Reason.

7.1 If Commerce shall terminate Ritter’s employment other than for cause or as provided in Section 1.2 above, then:

(i) Commerce shall pay to Ritter his full base salary through the date of termination and any compensation when due him as provided in Section 4.1 above; and

(ii) In lieu of any further salary payments to Ritter, for a period subsequent to the date of termination, Commerce shall pay as severance pay to Ritter a lump sum severance payment equal to the amount of Ritter’s base salary which is in effect on the date of termination and which would have been paid to Ritter between the date of termination and the end of the then Term had Ritter continued to be employed by Commerce to the end of the then Term.

7.2 If Ritter shall terminate his employment for "Good Reason" (as defined in section 8.2 below) then:

(i) Commerce shall pay to Ritter his full base salary through the date of termination and any compensation when due him as provided in Section 4.1 above; and

(ii) In lieu of any further salary payments to Ritter for a period subsequent to the date of termination, Commerce shall pay as severance pay to Ritter a lump sum severance payment equal to two (2) times Ritter’s average annual base salary in effect during the twenty-four (24) months immediately preceding such termination.

7.3 Upon termination of Ritter employment as set forth in either Section 7.1 or 7.2 above, Commerce shall promptly determine the aggregate present value pursuant to Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"), of all amounts payable to Ritter under this Agreement, and of all other amounts payable to Ritter upon or by reason of his termination which are determined in good faith by Commerce to be "parachute payments" (as defined in section 280G(b)(2) of the Code and the regulations promulgated thereunder) made pursuant to agreements or plans which are subject to Section 280G. Commerce's determination of present value and of other amounts constituting "parachute payments" is binding; provided that if Ritter obtains an opinion of counsel satisfactory to Commerce or an Internal Revenue Service ruling to the effect that the method of determining present value was improper or that specified payments did not constitute "parachute payments," calculations will be made in accordance with such opinion or ruling. In the event the aggregate present value of all benefits under this Agreement and other "parachute payments" is equal to or in excess of 300% of Ritter’s  “base amount" as defined in Section 280G(b)(3)(A) and the regulations thereunder, Ritter waives the right to "parachute payments" sufficient to reduce the present value of all such payments below 300% of the "base amount." Ritter shall have the right to designate those benefits which shall be waived or reduced in order to comply with this provision but failing designation by Ritter, Commerce may designate those benefits which may be waived or reduced. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue service proceeding that, notwithstanding the good faith of Ritter and Commerce in applying the terms of this Section 7, the aggregate "parachute payments" paid to or for Ritter benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by Commerce or any affiliate by reason of Section 280G of the Code, then Ritter shall have an obligation to pay Commerce upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for Ritter’s benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) above at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Ritter’s receipt of such excess until the date of such payment.

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7.4 In addition to the other compensation set forth in either Section 7.1 or 7.2 above, upon termination of Ritter’s employment as set forth in either Section 7.1 or 7.2 above, Ritter shall be entitled, following the date of termination, to participate in all Commerce medical, disability, hospitalization and life insurance benefits for a period of one (1) year except that should subsequent employment be accepted during the one (1) year period following the date of termination, continuation of any medical, disability, hospitalization and life insurance benefits will be offset by coverages provided through or by Ritter’s subsequent employer.

7.5 Except as provided in this Section 7, nothing in this Agreement shall affect or have any bearing on Ritter’s entitlement to other benefits under any plan or program providing benefits by reason of termination of employment.

7.6 Ritter shall have the right to terminate his employment for "Good Reason" (as defined in Section 8.2 below) if he shall first give Commerce not less than thirty (30) days’ written notice of his intention to so terminate his employment specifying the reason(s) for such termination and the date of termination, and thereafter Commerce shall not have cured or remedied the reason(s) for such termination prior to the date of termination set forth in such notice.

7.7 Anything in this Agreement to the contrary notwithstanding, Ritter shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

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8. Change in Control and Good Reason.

8.1 For this Agreement, a “change of control” of Commerce means a change in control of Holding Company or COBH of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and enforced on the date hereof, whether or not Holding Company or COBH is subject to such reporting requirement; provided that without limitation such change in control shall have been deemed to conclusively occur when, without Ritter’s prior written consent, a Person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of Holding Company which constitutes either (a) more than fifty percent of the shares which voted in the election of directors of Holding Company at the shareholders' meeting immediately preceding such determination or (b) more than thirty percent of  Holding Company's outstanding common shares. For purposes of this Section 8.1(b), unexercised warrants or options or unconverted nonvoting securities shall count, for this purpose, as constituting beneficial ownership of  Holding Company's common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act.

8.2 For this Agreement, "Good Reason" means: (i) a change in control of Commerce (as defined in Section 8.1 above) and within one (1) year thereafter, without Ritter’s consent, the nature and scope of Ritter’s authority with Commerce or a surviving or acquiring Person are materially reduced to a level below that which he enjoys on the date hereof, the duties and responsibilities assigned to Ritter are materially inconsistent with that which he has on the date of this Agreement, the fringe benefits which Commerce provides on the date of this Agreement or at any time hereafter are materially reduced, or Ritter’s position or title with Commerce or the surviving or acquiring Person is reduced from his current position or title with Commerce, or any relocation or transfer of Commerce's principal executive offices to a location more than fifty (50) miles from Ritter’s principal residence on the date hereof without Ritter consent; (ii) Commerce materially breaches this Agreement; or (iii) the failure or refusal of any successor to Commerce to assume all duties and obligations of Commerce under this Agreement.

9. Confidential Information and Non-Competition.

9.1 Ritter covenants and agrees that he will not, during the Term of his employment or at any subsequent time, except with the express prior written consent of the Board, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any knowledge or information with respect to the conduct or details of Commerce's business which he, acting reasonably, believes or should believe to be of a confidential nature and the disclosure of which to not be in Commerce's interest.

9.2 Ritter covenants and agrees that he will not, during the Term of his employment, except with the express prior written consent of the Board, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of Commerce.

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9.3 (A) Ritter covenants and agrees that he will not, except with the express prior written consent of the Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any Person, establish, engage or participate in or otherwise be connected with any commercial banking business which conducts business in any geographic area in which Commerce and its subsidiaries is then conducting such business except that the foregoing shall not prohibit Ritter from owning as a shareholder less than 5% of the outstanding voting stock of an issuer whose stock is publicly traded.

(B) The provisions of Section 9.3(A) shall be applicable commencing on the date of this Agreement and ending on one of the following periods, as applicable:

(i) If this Agreement is terminated by Commerce in accordance with the provisions of Section 1.2 or Section 5.1 of this Agreement, the effective date of termination of this Agreement;

(ii) If this Agreement is terminated by Ritter in accordance with the provisions of Section 1.2 of this Agreement, the effective date of termination of this Agreement;

(iii) If Ritter voluntarily terminates his employment, one year following the effective date of termination of this Agreement; or

(iv) If this Agreement is terminated in accordance with the provisions of either Section 7.1 or 7.2 of this Agreement, one year following the effective date of termination of this Agreement; provided, however, that if Commerce is prohibited by the Comptroller of the Currency from paying Ritter, in whole or in part, the severance pay described in either Paragraph 7.1(ii) or 7.2(ii), then the provisions of Section 9.3(A) shall end on the effective date of termination of this Agreement.

9.4 The parties agree that any breach by Ritter of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to Commerce for which money damages could not adequately compensate Commerce and therefore, in the event of any such breach, Commerce shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Ritter and/or any other Person involved from continuing such breach. The existence of any claim or cause of action which Ritter may have against Commerce or any other Person (other than a claim for Commerce's breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants. In the event of any alleged breach by Ritter of any of the covenants or agreements contained in this Section 9, Commerce shall continue any and all of the payments due Ritter under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach; provided, that the foregoing shall not preclude a Court from ordering Ritter repay such payments made to him for the period after the breach is determined to have occurred or from ordering that payments hereunder be permanently terminated in the event of a material and willful breach.

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9.5 If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

9.6 For purposes of this Section 9, the term "Commerce" shall include Commerce, any successor of Commerce under Section 10 hereof, and all present and future direct and indirect subsidiaries and affiliates of Commerce including, but not limited to, COBH.

10. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Commerce which will acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Commerce, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Upon the death of Ritter any payments or benefits otherwise due Ritter hereunder shall be paid to or be for the benefit of Ritter’s legal representatives. Nothing in the Agreement shall preclude Commerce from consolidating or merging into or with or transferring all or substantially all of its assets to another Person. In that event, such other Person shall assume this Agreement and all obligations of Commerce in this Agreement. Upon such a consolidation, merger, or transfer of assets and assumption, the term "Commerce," as used in this Agreement, shall mean such other Person and this Agreement shall continue in full force and effect.

11. Assignment.

Neither this Agreement nor any rights to receive payments hereunder shall be voluntarily or involuntarily assigned, transferred, alienated, encumbered or disposed of, in whole or in part, without Commerce's prior written consent and approval, and shall not be subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

12. Source of Payment and Timing.

12.1 All payments provided under this Agreement shall be paid in cash from the general funds of Commerce, no special or separate fund shall be required to be established and Ritter shall have no right, title or interest whatsoever in or to any investment which Commerce may make to aid Commerce in meeting its obligations hereunder except to the extent that Commerce shall, in its sale and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship between Commerce and Ritter or any other Person.

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12.2 All payments due under Sections 5.1, 6.3, 7.1 or 7.2 above shall be made not later than the thirtieth (30th) day following the date of termination of employment.

13. Interest.

In the event any benefits due to Ritter are not paid when due hereunder, Ritter shall be entitled (in addition to his other rights and remedies) to interest on the past due amounts at a rate equal to two percentage points above the prime rate charged from time to time by COBH, such interest to commence on the date a benefit was due hereunder.

14. Reimbursement of Enforcement Expenses.

If Commerce fails to pay or provide Ritter any of the amounts due him under this Agreement or fails to provide Ritter with any of the other benefits due him under this Agreement, and provided Commerce does not cure any such failure within thirty (30) days after having received written notice from Ritter of such failure, Ritter shall be entitled to full reimbursement from Commerce for all costs and expenses (including reasonable attorneys’ fees and costs) incurred by Ritter in enforcing his rights under this Agreement.

15. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice:

If to Commerce, to:

Commerce Bank/Harrisburg
3801 Paxton Street
Harrisburg, PA 17111

Attn: Gary L. Nalbandian, President

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and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

16. General Provisions.

16.1 This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements between the parties. No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination hereof executed by Commerce and Ritter (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Ritter’s wife, and no Person shall be deemed to be a third party beneficiary under this Agreement except to the extent provided under Section 12.1 above.

16.2 COBH or any other subsidiary of Commerce may make payments to Ritter thereunder in lieu of payments to be made by Commerce, and to the extent such payments are so made, Commerce shall be released of its obligations to make such payments.

16.3 The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Ritter’s beneficiaries under group life insurance policies which Commerce may be carrying on Ritter’s Life.

16.4 "Person" as used in this Agreement means a natural person, joint venture, corporation, sale proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

16.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

l6.6 Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.7 Commerce and Ritter consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania in any and all actions arising hereunder and irrevocably consent to service of process as set forth in Section 15 above.

16.8 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions of this Agreement.

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16.9 This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed solely in the Commonwealth of Pennsylvania.

PENNSYLVANIA COMMERCE BANCORP, INC.

By: /s/ Gary L. Nalbandian
/s/ D. Scott Huggins
Attest                                                                                           Name: Gary L. Nalbandian
      Title: Chairman, President, CEO

COMMERCE BANK/HARRISBURG, N.A.

By: /s/ Gary L. Nalbandian
/s/ D. Scott Huggins
Attest                                                                                           Name: Gary L. Nalbandian
      Title: Chairman, President, CEO

/s/ Jill Petterson                     /s/ Mark A. Ritter
Witness                                                                                Mark A. Ritter